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                                                                   EXHIBIT 99.1


                                        AIMCO
                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY

      Apartment Investment and Management Company Announces Agreement to Acquire Interests in 21,000 Apartment Units and an Investment in NHP Incorporated


DENVER, Feb. 20 /PRNewswire/ -- Apartment Investment and Management Company (NYSE: AIV) ("AIMCO") announced today that its Board of Directors has approved an agreement with Demeter Holdings Corporation ("Demeter"), an affiliate of The Harvard Private Capital Group, and Capricorn Investors, L.P. ("Capricorn"), pursuant to which AIMCO will acquire all of Demeter's and Capricorn's 6.93 million shares of NHP Incorporated ("NHP") common stock at a purchase price of $20.00 per share, payable in 3.2 million shares of Class A Common Stock of AIMCO and $53 million cash. NHP is the nation's second largest manager of apartment communities, managing over 700 apartment communities containing over 130,000 apartment units at January 31, 1997. Demeter's and Capricorn's shares represent approximately 53% of NHP's outstanding shares of common stock. NHP's shares of common stock are listed on the NASDAQ Stock Market under the symbol "NHPI."

The agreement also provides for AIMCO to acquire from Demeter and Capricorn interests in certain entities that, directly or indirectly, own conventional and affordable multifamily apartment properties managed by NHP. Pursuant to the agreement, AIMCO's operating partnership, AIMCO Properties, L.P. ("AIMCO OP"), will acquire Demeter's and Capricorn's controlling interests in limited partnerships that own 18 conventional apartment communities containing 7,278 apartment units for an aggregate price of approximately $24.5 million, payable in cash or, at the sellers' option, units of limited partnership interest in AIMCO OP ("OP Units".) AIMCO OP has an option to acquire Demeter's and Capricorn's interests in entities that own an additional 15 conventional apartment communities containing 3,800 apartment units. AIMCO estimates that the aggregate value of the 11,078 apartment units is approximately $574 million and the properties are subject to approximately $462 million in debt. Upon completion of such acquisition, AIMCO OP intends to make separate offers to the limited partners of the various partnerships to acquire their interests in the limited partnerships.


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The agreement also provides for the formation of a joint venture with Demeter and Capricorn in which AIMCO OP will have a 50% interest. The joint venture would be managed equally by Demeter and Capricorn, on the one hand, and AIMCO OP on the other. Demeter and Capricorn will contribute to the venture their interests in entities that own 24 apartment communities containing 5,464 apartment units, and, at AIMCO OP's option, Demeter's and Capricorn's interests in entities that own an additional 20 apartment communities containing 4,532 apartment units. AIMCO estimates that the aggregate value of the 9,996 apartment units is approximately $259 million and the properties are subject to approximately $221 million in debt. AIMCO will contribute cash or other assets valued at approximately $13 million and Demeter and Capricorn will contribute assets valued at approximately $13 million to form the joint venture.

Also pursuant to the agreement, AIMCO OP will invest approximately $3.4 million to acquire a 25% interest in entities owned by Demeter and Capricorn that own interests in 52,741 affordable housing units and 12,588 "Class C" apartment units and other assets.

AIMCO also intends to make a merger proposal to NHP's Board of Directors pursuant to which NHP would merge into AIMCO and AIMCO would offer to acquire the remaining stockholders' interests in NHP for $20 per NHP share to be paid in AIMCO common stock. The AIMCO proposal contemplates that NHP's Washington Mortgage Financial Group, Ltd. subsidiary will be spun off to NHP stockholders (including Demeter and Capricorn but other than AIMCO) prior to the merger.

Closing of the transactions is subject to completion of additional documentation and customary closing conditions, including all necessary governmental approvals, the continuation of AIMCO's status as a REIT under federal tax laws, as well as certain rights of first refusal of NHP with respect to the purchase of interests in properties managed by NHP. The closing of the real estate transactions with Demeter and Capricorn and the acquisition by AIMCO of Demeter's and Capricorn's interest in NHP is expected to occur on or about April 1, 1997.

Based on the historical performance of NHP and the properties in which interests will be acquired, AIMCO expects that the proposed acquisitions will be accretive and will contribute, on an annualized basis, between $0.30 to $0.35 per share to AIMCO's Funds From Operations ("FFO") and Cash Earned For Shareholders ("CEFS"), AIMCO's measure of


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economic profitability, assuming that AIMCO issues 7.79 million shares of Class
A common stock for NHP and 5.74 million OP Units are issued as consideration for the real estate transactions, assuming a 30% level of acceptance from the limited partners. However, the foregoing statements relating to FFO and CEFS are forward-looking statements that involve numerous risks and uncertainties that could result in actual results differing materially from the expectations set forth above. Some of the factors that could affect the foregoing expectations include general economic conditions, capital market risks, local real estate conditions such as oversupply of apartments or a reduction in demand for apartments in the area, competition in rental markets and from other property management companies, AIMCO's ability to refinance the existing mortgage debt, increases in interest rates, increases in operating costs (including real estate taxes), potential environmental liabilities, as well as other risks detailed from time to time in AIMCO's filings with the Securities and Exchange Commission.

A conference call will be conducted on Friday, February 21, 1997 at 1:00 p.m. Eastern Time to discuss the proposed transaction. You can participate in the conference call by dialing (800) 374-0616 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the AIMCO/NHP conference call.

AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 10 regional and local offices, which holds a geographically diversified portfolio of apartment communities, primarily serving the middle market. As of January 31, 1997, AIMCO owned or controlled 94 apartment communities containing 23,764 apartment units and managed 18,546 apartment units in 135 apartment communities for third parties and affiliates, bringing the total managed portfolio to 229 apartment communities containing 42,310 apartment units located in 15 states, primarily in the Sunbelt region of the United States. Upon completion of all of the transactions contemplated under the agreement with Demeter and Capricorn, AIMCO will own or control 127 apartment communities containing 34,842 apartment units, will have an equity interest in 44 apartment communities containing 9,996 apartment units and will manage approximately 760 conventional and affordable apartment communities containing approximately 131,000 apartment units, bringing the total managed portfolio to approximately 930 apartment communities containing approximately 176,000 apartment units located in 24 states.


SOURCE:  Apartment Investment and Management Company
02/20/97
CONTACT: Peter Kompaniez, Vice Chairman, 909-336-4821, or Leeann Morein, Senior Vice President, 303-757-8101 or E-Mail:
investor@po-admin.ccmail.compuserv.com/
(AIV NHPI)


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